Exhibit 99.1

February 28, 2025

Fellow Shareholders:

Our fourth quarter and full year 2024 results reflect our company’s high-quality execution, resilience amidst industry transformation, and steadfast commitment to the consumer. We enter 2025 with pride in our results, meaningful improvements across nearly every aspect of our business, and excitement about our momentum.

In 2024, we delivered North America revenue of $1.588 billion and subscribers of 1.676 million, both record-breaking metrics for our company, representing 19% and 4% year-over-year growth, respectively. Notably, on a full-year basis, we achieved year-over-year improvements in both Net Loss and Adjusted EBITDA of $115 million, Net cash provided by operating activities of $97 million, and Free Cash Flow of $104 million. This means we have improved Adjusted EBITDA and Free Cash Flow by over $100 million each year for the past two years, a significant achievement by the company.

A key priority remains providing users with an exceptional experience characterized by quality, innovation, compelling content, and ease of use, and in 2024, we made strategic investments to support these goals. These investments have already started to yield results, and we believe they will continue to deliver significant value for all our stakeholders. For example, through our investments in product, infrastructure, and streaming quality we drove North America viewership to over 1.7 billion hours in 2024, our highest year yet. Furthermore, according to Comscore, Fubo ranks among the U.S.’s top 10 most-watched video services in 2024, alongside Spectrum TV, ESPN and Netflix. 2024 marked the first time Fubo appeared in the top 10, ranking above 40 other video services including Pluto, Amazon Prime Video and Tubi1.

We are also thrilled with the agreement signed earlier this year with The Walt Disney Company to combine Hulu + Live TV with Fubo. We believe this is a game-changing opportunity to establish a leading streaming company that prioritizes consumer choice, flexible packages, and a cutting-edge experience. We will continue to provide periodic updates as the transaction progresses. In addition, we entered into new carriage agreements that will allow Fubo to create a new Sports & Broadcasting service tailored to sports fans, which we are excited to bring to market by the fall 2025 sports season.

1Source: Comscore CTV Intelligence, January 2023 – December 2024, U.S.

1

Note: Except as otherwise indicated, financial information presented and discussed in this letter reflects Fubo’s results on a continuing operations basis, which excludes our former wagering reportable segment. See “Basis of Presentation – Continuing Operations” below for further detail.

Summary Financials ($ in millions) Global	4Q23	1Q24	2Q24	3Q24	4Q24
Revenue	$410.2	$402.3	$391.0	$386.2	$443.3
Year-over-Year %	+28.5%	+24.0%	+25.0%	+20.3%	+8.1%
Total Operating Expenses	$482.3	$465.7	$426.6	$444.8	$481.7
Year-over-Year %	+16.7%	+14.7%	+16.8%	+10.0%	-0.1%
Net Loss	-$71.0	-$56.3	-$25.8	-$54.7	-$40.9
Year-over-Year (Abs.)	+$24.9	+$27.0	+$28.4	+$29.8	+$30.1
Adjusted EBITDA	-$50.1	-$38.8	-$11.0	-$27.6	-$8.7
Year-over-Year (Abs.)	+$25.3	+$20.1	+$19.6	+$33.8	+$41.4
Free Cash Flow	-$5.9	-$71.3	-$35.3	-$1.1	$16.3
Year-over-Year (Abs.)	+$14.7	+$9.7	+$40.5	+$31.3	+$22.1

North America (NA)	4Q23	1Q24	2Q24	3Q24	4Q24
Subscribers (thousands)	1,618	1,511	1,450	1,613	1,676
Year-over-Year %	+11.9%	+17.6%	+24.2%	+9.2%	+3.6%
Revenue ($ in millions)	$401.8	$394.0	$382.7	$377.3	$433.8
Year-over-Year %	+28.7%	+24.5%	+25.6%	+20.7%	+8.0%
ARPU	$86.65	$84.54	$85.69	$85.64	$87.90

Rest of World (ROW)	4Q23	1Q24	2Q24	3Q24	4Q24
Subscribers (thousands)	406	397	399	378	362
Year-over-Year %	-3.2%	+4.9%	+1.3%	-8.1%	-10.9%
Revenue ($ in millions)	$8.4	$8.4	$8.3	$8.9	$9.4
Year-over-Year %	+17.5%	+7.2%	+1.8%	+6.0%	+12.1%
ARPU	$6.81	$7.00	$7.02	$7.50	$8.50

1Q25 Guidance

Guidance (NA)	1Q25
Revenue ($ in millions)	$400-$410
Subscribers (thousands)	1,430-1,460

Guidance (ROW)	1Q25
Revenue ($ in millions)	$7.5-$8.5
Subscribers (thousands)	330-340

2

4Q24 Financial Results

Net Loss from continuing operations in 4Q24 was $40.9 million, leading to an earnings per share (EPS) loss of $0.11. This compares favorably to a Net Loss from continuing operations of $71 million, or an EPS loss of $0.24, in 4Q23. Adjusted EPS loss in 4Q24 was $0.02, compared to an adjusted EPS loss of $0.18 in 4Q23. Adjusted EPS excludes the impact of stock-based compensation, amortization of intangibles, impairment of other assets, gain on extinguishment of debt and amortization of debt premium (discount), net, and certain litigation and transaction expenses.

In 4Q24 Adjusted EBITDA was -$8.7 million, a $41.4 million improvement when compared to 4Q23, reflecting our continued focus on efficient growth, cost control, and our profitability objectives.

Cash Flow and Capital Structure

Net cash provided by operating activities in 4Q24 was $20.9 million, a $20.9 million improvement compared to 4Q23, and Free Cash Flow in 4Q24 was $16.3 million, an improvement of $22.1 million compared to 4Q23. These improvements, as well as our improvement in Adjusted EBITDA, were the result of operating leverage and various efficiencies throughout the business.

3

We ended the quarter with 339,144,854 shares of common stock issued and outstanding.

North America Advertising

Fubo delivered North America ad revenue of $33.9 million for 4Q24 and $114 million for FY24.

Our direct advertising sales business was solid, up double-digits on a year-over-year basis. Additionally, approximately 13% of FY 2024 ad revenue was the result of new business generation, demonstrating our team’s increased coverage of the marketplace on a direct sales basis. Categories representing the most growth in 2024 included political, retail/e-commerce, health services, home & garden, technology, and automotive.

In the fourth quarter, we expanded our suite of ad formats giving brands personalized and dynamic experiences to further drive audience ad engagement. These included transactional and gamified ad formats as well as rotating carousels and creative tailored to regional geo-locations. The addition of these formats is part of Fubo’s ongoing commitment to ad innovation and our overall strategy to connect, interact with and convert premium audiences.

North America Content

We continue to focus on Super Aggregation to create choice through multiple and flexible content options that meet consumers at every point on the demand curve.

4

During the quarter, we launched additional standalone subscriptions that can be purchased without a base channel plan or can be added to an existing subscription. These included Hallmark+, the largest streaming catalog of original Hallmark Christmas movies, which we launched ahead of the holiday season. Last week, we expanded this strategy to include multicultural bundles intended to serve U.S. customers with international programming in multiple languages. We plan to launch additional bundles in the future.

Additionally, we launched NBCUniversal’s FAST channels in the U.S. and Canada, bringing sports, news and the brand’s iconic entertainment programming to subscribers of our English and Spanish language channel plans. Other content launches during the quarter included the Chicago Sports Network (CHSN), further increasing our local sports coverage, and FAST channels from Lionsgate, bolstering our entertainment portfolio.

North America Growth and Distribution

Fubo Sports, our owned and operated FAST channel launched in 2019, closed FY 2024 profitable for the first time, and 4Q24 was the network’s second consecutive profitable quarter. The network carried exclusive live sporting events, including UEFA and BareKnuckle Fighting Championship (BKFC), and an original series from Matthew Berry’s Fantasy Life.

More recently, we expanded Fubo Sports’ distribution to more than 100 over-the-air (OTA) stations across the U.S. This move provides additional reach and corresponding revenue for Fubo Sports as well as visibility for the Fubo brand. Fubo Sports continues to operate as a FAST channel on Fubo and through most major FAST platforms.

Product and Technology

In 2024, we continued to make great strides in developing our platform. For example, the expansion of our popular Multiview feature, the only user-configurated multiviewing product by a vMVPD, to Roku allows us to super-serve sports fans on more devices. Additionally, we leveraged our proprietary AI technology to increase search and personalization capabilities at scale. Also during the year we introduced Fubo Free Tier, which offers FAST channels and select UEFA games, keeping users on a paused subscription engaged while increasing upsell and reactivation pathways. Fubo was named the first Official Live TV Streaming Partner of The Athletic, aiming to enhance the user experience through joint product development and marketing initiatives.

Looking ahead, our focus remains on delivering our users an enhanced and frictionless product experience rooted in personalization.

Guidance

North America

Our 1Q 2025 subscriber guidance projects 1,430,000 to 1,460,000 subscribers, representing a 4% year-over-year decline at the midpoint. Our 1Q 2025 revenue guidance projects $400 million to $410 million, representing 3% year-over-year growth at the midpoint. This outlook reflects the potential subscriber impact of our recent non-renewal with TelevisaUnivision. Fubo remains focused on providing our subscribers with the most compelling content viewing options while also advancing profitability objectives.

5

Rest of World

Our 1Q 2025 subscriber guidance projects 330,000 to 340,000 subscribers, representing a 16% year-over-year decline at the midpoint. Our 1Q 2025 revenue guidance projects $7.5 million to $8.5 million, representing a 5% year-over-year decline at the midpoint.

Conclusion

2024 was another solid year for the company highlighted by record achievements on the top and bottom lines, demonstrating further progress towards our 2025 profitability goal. We look forward to what we hope will be a transformative future for the streaming industry and for our business, leveraging the many opportunities in front of us to fulfill our mission of building an innovative and unparalleled streaming experience that offers value and choice.

Sincerely,

David Gandler, co-founder and CEO	Edgar Bronfman Jr., executive chairman

4Q24 Earnings Live Conference Call

Fubo CEO, David Gandler, and CFO, John Janedis, will host a live conference call today at 8:30 a.m. ET to deliver brief remarks followed by Q&A. The live webcast will be available on the Events & Presentations page of Fubo’s investor relations website. An archived replay will be available on Fubo’s website following the call. Participants should join the call 10 minutes prior to ensure that they are connected prior to the event.

More Information

We encourage you to read our full set of financial statements and SEC filings, and to sign up for email alerts, on the investor relations section of our website at ir.fubo.tv.

Additional information is available at www.sec.gov under FuboTV Inc.’s filings, as well as https://ir.fubo.tv.

Fubo intends to use its website as a disclosure channel and investors are encouraged to refer to it, as well as press releases and SEC filings. The company encourages reading the full set of financial statements and related disclosures in its Annual Report on Form 10-K for the year ended December 31, 2024 that will be filed with the SEC.

About Fubo

With a global mission to aggregate the best in TV, including premium sports, news and entertainment content, through a single app, FuboTV Inc. (d/b/a Fubo) (NYSE: FUBO) aims to transcend the industry’s current TV model. The company operates Fubo in the U.S., Canada and Spain and Molotov in France.

In the U.S., Fubo is a sports-first cable TV replacement product that aggregates more than 400 live sports, news and entertainment networks and is the only live TV streaming platform with every English-language Nielsen-rated sports channel (source: Nielsen Total Viewers, 2024). Leveraging Fubo’s proprietary data and technology platform optimized for live TV and sports viewership, subscribers can engage with the content they are watching through an intuitive and personalized streaming experience. Fubo has continuously pushed the boundaries of live TV streaming. It was the first virtual MVPD to launch 4K streaming and MultiView, which it did years ahead of its peers, as well as Instant Headlines, a first-of-its-kind AI feature that generates contextual news topics as they are reported live on air.

Learn more at https://fubo.tv

6

Forward-Looking Statements

This letter contains forward-looking statements of FuboTV Inc. (“Fubo”) that involve substantial risks and uncertainties. All statements contained in this letter that do not relate to matters of historical fact are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding our business strategy and plans, including programming and content partnerships, our pending business combination with Hulu + Live TV (the “Transactions”), potential benefits of our strategic investments, expectations regarding innovation, growth, and macroeconomic, industry, advertising and consumer trends, planned product offerings, and our financial condition and our anticipated financial performance, including quarterly guidance. The words “could,” “will,” “plan,” “intend,” “anticipate,” “approximate,” “expect,” “potential,” “believe” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that Fubo makes due to a number of important factors, including but not limited to the following: our ability to achieve or maintain profitability; risks related to our access to capital and fundraising prospects to fund our financial operations and support our planned business growth; our revenue and gross profit are subject to seasonality; our operating results may fluctuate; our ability to effectively manage our growth; risks related to the Transactions; the long-term nature of our content commitments; our ability to renew our long-term content contracts on sufficiently favorable terms; our ability to attract and retain subscribers; obligations imposed on us through our agreements with certain distribution partners; we may not be able to license streaming content or other rights on acceptable terms; the restrictions imposed by content providers on our distribution and marketing of our products and services; our reliance on third party platforms to operate certain aspects of our business; risks related to the difficulty in measuring key metrics related to our business; risks related to preparing and forecasting our financial results; risks related to the highly competitive nature of our industry; risks related to our technology, as well as cybersecurity and data privacy-related risks; risks related to ongoing or future legal proceedings; and other risks, including the effects of industry, market, economic, political or regulatory conditions, future exchange and interest rates, and changes in tax and other laws, regulations, rates and policies. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are discussed in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024 filed with the Securities and Exchange Commission (“SEC”), our Annual Report on Form 10-K for the year ended December 31, 2024 to be filed with the SEC, and our other periodic filings with the SEC. We encourage you to read such risks in detail. The forward-looking statements in this letter represent Fubo’s views as of the date of this letter. Fubo anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing Fubo’s views as of any date subsequent to the date of this letter.

Additional Information and Where to Find It

This letter and the information contained herein shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any proxy, vote or approval, nor shall there be any issuance or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Transactions will be submitted to the shareholders of Fubo for their consideration and approval at a special meeting. In connection with the Transactions, Fubo intends to file a preliminary proxy statement with the SEC. Once the SEC completes its review of the preliminary proxy statement, a definitive proxy statement and a form of proxy will be filed with the SEC and mailed or otherwise furnished to the shareholders of Fubo. Before making any voting decision, Fubo shareholders are urged to read the proxy statement in its entirety, when it becomes available, and any other documents to be filed with the SEC in connection with the Transactions or incorporated by reference in the proxy statement (including any amendments or supplements to these documents), if any, because they will contain important information about the Transactions and the parties to the Transactions. This communication is not a substitute for the proxy statement or any other document that may be filed by Fubo with the SEC or sent to its shareholders in connection with the Transactions.

Fubo investors and shareholders may obtain a free copy of the proxy statement and documents filed by Fubo with the SEC at the SEC’s website at www.sec.gov. In addition, Fubo investors and shareholders may obtain a free copy of Fubo’s filings with the SEC from Fubo’s website at ir.fubo.tv or by directing a request by mail to Fubo, 1290 Avenue of the Americas, New York, NY 10104, or telephone to (212) 672-0055.

Participants in the Solicitation

The Company and its directors and executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from the shareholders of the Company in respect of the Transactions. Information regarding Fubo’s directors and executive officers is contained in the definitive proxy statement on Schedule 14A for Fubo’s 2024 annual meeting of shareholders (the “2024 Proxy Statement”), filed with the SEC on April 26, 2024. Additional information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of Fubo in connection with the Transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement for Fubo’s special meeting of shareholders in connection with the Transactions when it is filed with the SEC, free copies of which may be obtained as described in the preceding paragraph. To the extent holdings of Fubo’s securities by Fubo’s directors and executive officers change from the amounts set forth in the 2024 Proxy Statement, such changes have been or will be reflected on Statements of Changes of Beneficial Ownership of Securities on Form 4 filed with the SEC. Fubo investors and shareholders may obtain free copies of these filings from the SEC’s website at www.sec.gov or from Fubo’s website at ir.fubo.tv.

(FuboTV Inc. Financial Statements begin on the following pages)

7

fuboTV Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2024	2023	2024	2023
	Unaudited	Unaudited	Audited	Audited
Revenues
Subscription	$406,876	$370,087	$1,500,101	$1,249,579
Advertising	34,392	38,987	115,200	115,370
Other	2,009	1,107	7,495	3,276
Total revenues	443,277	410,181	1,622,796	1,368,225
Operating expenses
Subscriber related expenses	356,650	354,854	1,361,011	1,213,253
Broadcasting and transmission	13,811	15,546	57,874	68,824
Sales and marketing	68,200	69,786	202,489	207,045
Technology and development	19,433	14,164	80,009	67,675
General and administrative	9,819	18,286	75,073	64,282
Depreciation and amortization	9,952	9,638	38,548	36,496
Impairment of other assets	3,813	-	3,813	-
Total operating expenses	481,678	482,274	1,818,817	1,657,575
Operating loss	(38,401)	(72,093)	(196,021)	(289,350)

Other income (expense)
Interest expense	(4,756)	(3,457)	(20,852)	(13,712)
Interest income	1,406	2,908	7,157	10,971
Amortization of debt premium (discount), net	355	(656)	1,224	(2,574)
Gain on extinguishment of debt	-	1,607	29,513	1,607
Other income (expense)	716	252	1,860	(923)
Total other income (expense)	(2,279)	654	18,902	(4,631)

Loss from continuing operations before income taxes	(40,680)	(71,439)	(177,119)	(293,981)
Income tax (provision) benefit	(252)	397	(659)	879
Net loss from continuing operations	(40,932)	(71,042)	(177,778)	(293,102)

Discontinued operations
Net income from discontinued operations before income taxes	-	515	1,687	5,185
Net income from discontinued operations	-	515	1,687	5,185

Net loss	(40,932)	(70,527)	(176,091)	(287,917)

Less: Net loss attributable to non-controlling interest	2,383	437	3,837	463
Net loss attributable to common shareholders	$(38,549)	$(70,090)	$(172,254)	$(287,454)

Other comprehensive loss

Foreign currency translation adjustment	(9,523)	3,857	(9,088)	4,822
Comprehensive loss attributable to common shareholders	$(48,072)	$(66,233)	$(181,342)	$(282,632)

Net loss per share attributable to common shareholders
Basic and diluted loss per share from continuing operations	$(0.11)	$(0.24)	$(0.54)	$(1.06)
Basic and diluted income per share from discontinued operations	-	-	-	$0.02
Basic and diluted net loss per share	$(0.11)	$(0.24)	$(0.54)	$(1.04)
Weighted average shares outstanding:
Basic and diluted	336,151,610	294,737,521	319,653,763	276,282,572

Stock-based compensation was allocated as follows:
Subscriber related expenses	86	64	324	211
Sales and marketing	3,917	4,308	17,341	22,886
Technology and development	3,020	3,101	12,208	12,024
General and administrative	2,878	4,291	12,637	16,094
Total stock-based compensation	9,901	11,764	42,510	51,215

8

fuboTV Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2024	2023
	Unaudited	Audited
ASSETS
Cash and cash equivalents	$161,435	$245,278
Accounts receivable, net	71,078	80,299
Prepaid sports rights	24,821	39,911
Prepaid and other current assets	16,699	20,804
Assets of discontinued operations	-	462
Total current assets	274,033	386,754

Property and equipment, net	6,080	4,835
Restricted cash	6,137	6,142
Intangible assets, net	133,703	158,448
Goodwill	615,399	622,818
Right-of-use assets	31,837	35,825
Other non-current assets	10,239	17,818
Total assets	$1,077,428	$1,232,640

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$67,844	$74,311
Accrued expenses and other current liabilities	335,967	320,041
Notes payable	7,024	6,323
Deferred revenue	98,421	90,203
Long-term borrowings - current portion	1,042	1,612
Current portion of lease liabilities	5,024	5,247
Liabilities of discontinued operations	-	19,608
Total current liabilities	515,322	517,345

Convertible notes, net	332,383	391,748
Lease liabilities	32,951	38,087
Other long-term liabilities	15,990	1,635
Total liabilities	896,646	948,815

Shareholders’ equity:
Common stock par value $0.0001: 1,000,000,000 shares authorized; 339,144,854 and 299,215,160 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	34	30
Additional paid-in capital	2,219,002	2,136,870
Accumulated deficit	(2,017,796)	(1,845,542)
Non-controlling interest	(15,588)	(11,751)
Accumulated other comprehensive (loss) income	(4,870)	4,218
Total shareholders’ equity	$180,782	$283,825
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,077,428	$1,232,640

9

fuboTV Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Twelve Months Ended
	December 31,
	2024	2023
	Unaudited	Unaudited
Cash flows from operating activities
Net loss	$(176,091)	$(287,917)
Less: Net income from discontinued operations, net of tax	1,687	5,185
Net loss from continuing operations	(177,778)	(293,102)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	38,548	36,496
Stock-based compensation	42,510	51,215
Impairment of other assets	3,813	-
Gain on extinguishment of debt	(29,513)	(1,607)
Amortization of debt (premium) discount, net	(1,224)	2,574
Deferred income tax provision (benefit)	218	(995)
Amortization of right-of-use assets	3,988	3,126
Other adjustments	700	695
Changes in operating assets and liabilities of business
Accounts receivable, net	9,034	(36,200)
Prepaid expenses and other assets	7,649	(14,498)
Prepaid sports rights	15,389	(1,525)
Accounts payable	(5,748)	6,635
Accrued expenses and other liabilities	13,639	52,180
Deferred revenue	8,348	24,774
Lease liabilities	(5,200)	(2,813)
Net cash used in operating activities - continuing operations	(75,627)	(173,045)
Net cash used in operating activities - discontinued operations	(3,851)	(4,577)
Net cash used in operating activities	(79,478)	(177,622)

Cash flows from investing activities
Purchases of property and equipment	(2,727)	(1,071)
Proceeds from sale of property and equipment	-	28
Capitalization of internal use software	(11,468)	(17,282)
Purchase of intangible assets	(1,640)	(3,592)
Purchase of strategic investment	-	(3,500)
Net cash used in investing activities	(15,835)	(25,417)

Cash flows from financing activities
Proceeds from the issuance of common stock, net of offering costs	43,296	116,886
Redemption of non-controlling interest	-	(2,147)
Repurchase of convertible notes	(26,557)	(3,313)
Vested restricted stock unit settled for cash	(181)	(125)
Payments for financing costs	(4,682)	-
Proceeds from exercise of stock options	3	373
Repayments of notes payable and long-term borrowings	(414)	(441)
Net cash provided by financing activities	11,465	111,233

Net decrease in cash, cash equivalents and restricted cash	(83,848)	(91,806)
Cash, cash equivalents and restricted cash at beginning of period	251,420	343,226
Cash, cash equivalents and restricted cash at end of period	$167,572	$251,420

Supplemental disclosure of cash flows information:
Interest paid	14,940	13,169
Income tax paid	251	258

Non cash financing and investing activities:
Strategic investment - marketing commitment	-	4,000
Unpaid intangible assets included in accounts payable	50	540
Unpaid financing costs included in accounts payable	-	15
Unpaid property and equipment included in accounts payable	-	12

10

Basis of Presentation – Continuing Operations

In connection with the dissolution of Fubo Gaming, Inc. and termination of Fubo Sportsbook, the assets and liabilities and the operations of our former wagering reportable segment are presented as discontinued operations in our consolidated financial statements. With respect to our continuing operations, we operate as a single reportable segment. Financial information presented in this letter reflects Fubo’s results on a continuing operations basis, which excludes our former wagering reportable segment.

Key Performance Metrics and Non-GAAP Measures

Paid Subscribers

We believe the number of paid subscribers is a relevant measure to gauge the size of our user base. Paid subscribers (“subscribers”) are total subscribers that have completed registration with Fubo, have activated a payment method (only reflects one paying user per plan), from which Fubo has collected payment in the month ending the relevant period. Users who are on a free (trial) period are not included in this metric.

Average Revenue per User (ARPU)

We believe ARPU provides useful information for investors to gauge the revenue generated per subscriber on a monthly basis. ARPU, with respect to a given period, is defined as total Subscription revenue and Advertising revenue recognized in such period, divided by the average daily paid subscribers in such period, divided by the number of months in such period. Advertising revenue, like Subscription revenue, is primarily driven by the number of subscribers to our platform and per-subscriber viewership such as the type of, and duration of, content watched on platform. We believe ARPU is an important metric for both management and investors to evaluate the company’s core operating performance and measure our subscriber monetization, as well as evaluate unit economics, payback on subscriber acquisition cost and lifetime value per subscriber. In addition, we believe that presenting a geographic breakdown for North America ARPU and ROW ARPU allows for a more meaningful assessment of the business because of the significant differences in both Subscription revenue and Advertising revenue generated on a per subscriber basis in North America when compared to ROW due to our current subscription pricing models and advertising monetization in the two geographic regions.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP measure defined as Net Loss from Continuing Operations, adjusted for depreciation and amortization, impairment of other assets, stock-based compensation, certain litigation and transaction expenses, income tax provision (benefit), and other income (expense). Certain litigation and transaction expenses consist of legal expenses and related fees and costs for specific proceedings that we have determined arise outside of the ordinary course of business and do not consider representative of our underlying operating performance, based on the several considerations which we assess regularly, including: (1) the frequency of similar cases that have been brought to date, or are expected to be brought in the future; (2) matter-specific facts and circumstances, such as the unique nature or complexity of the case and/or remedy(ies) sought, including the size of any monetary damages sought; (3) the counterparty involved; and (4) the extent to which management considers these amounts for purposes of operating decision-making and in assessing operating performance. Certain transaction expenses consist of professional advisor costs related to the pending business combination with Hulu + Live TV.

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Adjusted EBITDA Margin

Adjusted EBITDA Margin is a non-GAAP measure defined as Adjusted EBITDA divided by Revenue.

Adjusted Net Loss

Adjusted Net Loss is a non-GAAP measure defined as Net Loss Attributable to Common Shareholders, adjusting for discontinued operations, stock-based compensation, amortization of debt premium (discount), net, amortization of intangibles, impairment of other assets, gain on extinguishment of debt, and certain litigation and transaction expenses (as described further above, see “–Adjusted EBITDA”).

Adjusted EPS (Earnings per Share)

Adjusted EPS is a non-GAAP measure defined as Adjusted Net Loss divided by weighted average shares outstanding.

Free Cash Flow

Free Cash Flow is a non-GAAP measure defined as net cash used in operating activities - continuing operations, reduced by capital expenditures (consisting of purchases of property and equipment), purchases of intangible assets and capitalization of internal use software. We believe Free Cash Flow is an important liquidity measure of the cash that is available for operational expenses, investments in our business, strategic acquisitions, and for certain other activities such as repaying debt obligations and stock repurchases. Free Cash Flow is a key financial indicator used by management. Free Cash Flow is useful to investors as a liquidity measure because it measures our ability to generate or use cash. The use of Free Cash Flow as an analytical tool has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. Because of these limitations, Free Cash Flow should be considered along with other operating and financial performance measures presented in accordance with GAAP.

Gross Profit (GAAP)

Gross Profit is defined as Revenue less Subscriber related expenses and Broadcasting and transmission. We believe this measure is useful because it represents a key profitability metric for our business and is used by management to evaluate the performance of our business, including measuring the cost to deliver our product to subscribers against revenue.

Reconciliation of Key Performance Metrics and Non-GAAP Financial Measures

Certain measures used in this letter, including Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Loss, Adjusted EPS and Free Cash Flow, are non-GAAP financial measures. We believe these are useful financial measures for investors as they are supplemental measures used by management in evaluating our core operating performance. Our non-GAAP financial measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for an analysis of our results under GAAP. There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. First, these non-GAAP financial measures are not a substitute for GAAP financial measures. Second, these non-GAAP financial measures may not provide information directly comparable to measures provided by other companies in our industry, as those other companies may calculate their non-GAAP financial measures differently.

The following tables include reconciliations of the non-GAAP financial measures used in this letter to their most directly comparable GAAP financial measures. The tables also include reconciliations of GAAP Subscription revenue and GAAP Advertising revenue to North America ARPU and ROW ARPU, respectively, each of which is a key performance metric.

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fuboTV Inc.

Reconciliation of GAAP Subscription and Advertising Revenue to North America ARPU

(in thousands, except average subscribers and average per user amounts)

Year-over-Year Comparison

	Three Months Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023

Subscription Revenue (GAAP)	$406,876	$356,575	$362,936	$373,714	$370,087
Advertising Revenue (GAAP)	34,392	27,054	26,285	27,469	38,987
Subtract:
ROW Subscription Revenue	(8,971)	(8,696)	(8,049)	(8,143)	(8,042)
ROW Advertising Revenue	(475)	(201)	(257)	(244)	(382)
Total	431,822	374,732	380,915	392,796	400,650
Divide:
Average Subscribers (North America)	1,637,487	1,458,513	1,481,751	1,548,782	1,541,290
Months in Period	3	3	3	3	3
North America Monthly Average Revenue per User (NA ARPU)	$87.90	$85.64	$85.69	$84.54	$86.65

13

fuboTV Inc.

Reconciliation of GAAP Subscription and Advertising Revenue to North America ARPU

(in thousands, except average subscribers and average per user amounts)

Full Year Comparison

	Years Ended
	December 31, 2024	December 31, 2023
	As-Reported	As-Reported
Subscription Revenue (GAAP)	$1,500,101	$1,249,579
Advertising Revenue (GAAP)	115,200	115,370
Subtract:
ROW Subscription Revenue	(33,859)	(31,674)
ROW Advertising Revenue	(1,177)	(1,123)
Total	1,580,265	1,332,152
Divide:
Average Subscribers (North America)	1,531,723	1,349,647
Months in Period	12	12
North America Monthly Average Revenue per User (NA ARPU)	$85.97	$82.25

14

fuboTV Inc.

Reconciliation of GAAP Subscription and Advertising Revenue to ROW ARPU

(in thousands, except average subscribers and average per user amounts)

Year-over-Year Comparison

	Three Months Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023

Subscription Revenue (GAAP)	$406,876	$356,575	$362,936	$373,714	$370,087
Advertising Revenue (GAAP)	34,392	27,054	26,285	27,469	38,987
Subtract:
North America Subscription Revenue	(397,906)	(347,879)	(354,887)	(365,571)	(362,045)
North America Advertising Revenue	(33,916)	(26,853)	(26,028)	(27,225)	(38,605)
Total	9,446	8,897	8,306	8,387	8,424
Divide:
Average Subscribers (ROW)	370,603	395,254	394,471	399,528	412,565
Months in Period	3	3	3	3	3
ROW Monthly Average Revenue per User (ROW ARPU)	$8.50	$7.50	$7.02	$7.00	$6.81

15

fuboTV Inc.

Reconciliation of GAAP Subscription and Advertising Revenue to ROW ARPU

(in thousands, except average subscribers and average per user amounts)

Full Year Comparison

	Years Ended
	December 31, 2024	December 31, 2023
	As-Reported	As-Reported
Subscription Revenue (GAAP)	$1,500,101	$1,249,579
Advertising Revenue (GAAP)	115,200	115,370
Subtract:
North America Subscription Revenue	(1,466,242)	(1,217,905)
North America Advertising Revenue	(114,023)	(114,247)
Total	35,036	32,797
Divide:
Average Subscribers (ROW)	389,964	401,009
Months in Period	12	12
ROW Monthly Average Revenue per User (ROW ARPU)	$7.49	$6.82

16

fuboTV Inc.

Reconciliation of Net Loss from Continuing Operations to Non-GAAP Adjusted EBITDA (in thousands)

Year-over-Year Comparison

	Three Months Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023

Reconciliation of Net Loss from Continuing Operations to Adjusted EBITDA
Net loss from continuing operations	$(40,932)	$(54,684)	$(25,833)	$(56,329)	$(71,042)
Depreciation and amortization	9,952	9,816	9,519	9,261	9,638
Impairment of other assets	3,813	-	-	-	-
Stock-based compensation	9,901	9,324	10,308	12,977	11,764
Certain litigation expenses(1)	3,397	11,930	4,856	2,257	555
Certain transaction expenses(2)	2,639	-	-	-	-
Other (income) expense	2,279	(4,143)	(9,941)	(7,097)	(654)
Income tax provision (benefit)	252	195	99	113	(397)
Adjusted EBITDA	(8,699)	(27,562)	(10,992)	(38,818)	(50,136)

Adjusted EBITDA	(8,699)	(27,562)	(10,992)	(38,818)	(50,136)
Divide:
Revenue	443,277	386,207	390,965	402,347	410,181
Adjusted EBITDA Margin	-2.0%	-7.1%	-2.8%	-9.6%	-12.2%

(1)	Certain litigation expenses consist of legal expenses and related fees for specific proceedings that we have determined arise outside of the ordinary course of business and do not consider representative of our underlying operating performance. For the periods presented, the adjustment included expenses attributable to antitrust and data privacy litigation. Note that in calculating Adjusted EBITDA, prior to the second quarter of 2024 Fubo did not include adjustments for Certain litigation expenses. For comparative purposes, prior quarter figures have been recast to reflect this adjustment.
(2)	Certain transaction expenses consist of professional advisor costs related to the pending business combination with Hulu + Live TV.

17

fuboTV Inc.

Reconciliation of Net Loss from Continuing Operations to Non-GAAP Adjusted EBITDA (TTM) (in thousands)

Year-over-Year Comparison

	Trailing Twelve Months Ended
	December 31, 2024	December 31, 2023

Reconciliation of Net Loss from Continuing Operations to Adjusted EBITDA
Net loss from continuing operations	$(177,778)	$(293,102)
Depreciation and amortization	38,548	36,496
Impairment of other assets	3,813	-
Stock-based compensation	42,510	51,215
Certain litigation expenses(1)	22,441	631
Certain transaction expenses(2)	2,639	-
Other (income) expense	(18,902)	4,631
Income tax provision (benefit)	659	(879)
Adjusted EBITDA (TTM)	(86,070)	(201,008)

(1)	Certain litigation expenses consist of legal expenses and related fees for specific proceedings that we have determined arise outside the ordinary course of business and do not consider representative of our underlying operating performance. For the periods presented, the adjustment included expenses attributable to antitrust and data privacy litigation. Note that in calculating Adjusted EBITDA, prior to the second quarter of 2024 Fubo did not include adjustments for Certain litigation expenses. For comparative purposes, prior quarter figures have been recast to reflect this adjustment.
(2)	Certain transaction expenses consist of professional advisor costs related to the pending business combination with Hulu + Live TV.

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fuboTV Inc.

Reconciliation of Net Cash Provided by (Used in) Operating Activities - Continuing Operations to Free Cash Flow (in thousands)

Year-over-Year Comparison

	Three Months Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023

Net cash provided by (used in) operating activities - continuing operations	$20,850	$2,444	$(31,874)	$(67,046)	$(57)
Subtract:
Purchases of property and equipment	(828)	(1,583)	(208)	(108)	(696)
Capitalization of internal use software	(2,655)	(1,984)	(3,221)	(3,609)	(4,407)
Purchase of intangible assets	(1,100)	-	-	(540)	(693)
Free Cash Flow	16,267	(1,123)	(35,303)	(71,303)	(5,853)

19

fuboTV Inc.

Reconciliation of Net Cash Provided by (Used in) Operating Activities - Continuing Operations to Free Cash Flow (TTM) (in thousands)

Year-over-Year Comparison

	Trailing Twelve Months Ended
	December 31, 2024	December 31, 2023

Net cash provided by (used in) operating activities - continuing operations	$(75,627)	$(173,045)
Subtract:
Purchases of property and equipment	(2,727)	(1,071)
Capitalization of internal use software	(11,468)	(17,282)
Purchase of intangible assets	(1,640)	(3,592)
Free Cash Flow (TTM)	(91,462)	(194,990)

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fuboTV Inc.

Reconciliation of Net Loss Attributable to Common Shareholders to Non-GAAP Adjusted Net Loss and Adjusted EPS (in thousands)

Year-over-Year Comparison

	Three Months Ended
	December 31, 2024	December 31, 2023

Net loss attributable to common shareholders	$(38,549)	$(70,090)
Subtract:
Net income from discontinued operations, net of tax	-	515
Net loss from continuing operations attributable to common shareholders	(38,549)	(70,605)

Net loss from continuing operations attributable to common shareholders	(38,549)	(70,605)
Stock-based compensation	9,901	11,764
Amortization of debt (premium) discount, net	(355)	656
Amortization of intangibles	9,606	9,282
Impairment of other assets	3,813	-
Gain on extinguishment of debt	-	(1,607)
Certain litigation expenses(1)	3,397	555
Certain transaction expenses(2)	2,639	-
Adjusted net loss from continuing operations	(9,548)	(49,955)

Weighted average shares outstanding:
Basic and diluted	336,151,610	294,737,521

Adjusted EPS from continuing operations	$(0.02)	$(0.18)

(1)	Certain litigation expenses consist of legal expenses and related fees for specific proceedings that we have determined arise outside the ordinary course of business and do not consider representative of our underlying operating performance. For the periods presented, the adjustment included expenses attributable to antitrust and data privacy litigation. Note that in calculating Adjusted EPS, prior to the second quarter of 2024 Fubo did not include adjustments for Certain litigation expenses. For comparative purposes, prior quarter figures have been recast to reflect this adjustment.
(2)	Certain transaction expenses consist of professional advisor costs related to the pending business combination with Hulu + Live TV.

21

fuboTV Inc.

Reconciliation of Net Loss Attributable to Common Shareholders to Non-GAAP Adjusted Net Loss and Adjusted EPS (in thousands)

Full Year Comparison

	Years Ended
	December 31, 2024	December 31, 2023

Net loss attributable to common shareholders	$(172,254)	$(287,454)
Subtract:
Net income from discontinued operations, net of tax	1,687	5,185
Net loss from continuing operations attributable to common shareholders	(173,941)	(292,639)

Net loss from continuing operations attributable to common shareholders	(173,941)	(292,639)
Stock-based compensation	42,510	51,215
Amortization of debt (premium) discount, net	(1,224)	2,574
Amortization of intangibles	37,110	35,043
Impairment of other assets	3,813	-
Gain on extinguishment of debt	(29,513)	(1,607)
Certain litigation expenses(1)	22,441	631
Certain transaction expenses(2)	2,639	-
Adjusted net loss from continuing operations	(96,165)	(204,783)

Weighted average shares outstanding:
Basic and diluted	319,653,763	276,282,572

Adjusted EPS from continuing operations	$(0.29)	$(0.74)

(1)	Certain litigation expenses consist of legal expenses and related fees for specific proceedings that we have determined arise outside the ordinary course of business and do not consider representative of our underlying operating performance. For the periods presented, the adjustment included expenses attributable to antitrust and data privacy litigation. Note that in calculating Adjusted EPS, prior to the second quarter of 2024 Fubo did not include adjustments for Certain litigation expenses. For comparative purposes, prior quarter figures have been recast to reflect this adjustment.
(2)	Certain transaction expenses consist of professional advisor costs related to the pending business combination with Hulu + Live TV.

# # #

Contacts

Investor Contacts:

Ameet Padte, Fubo

ameet@fubo.tv

JCIR for Fubo

ir@fubo.tv

Media Contacts:

Jennifer L. Press, Fubo

jpress@fubo.tv

Bianca Illion, Fubo

billion@fubo.tv

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